Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT INFORMATION

On December 27, 2016, Roper Technologies, Inc. (the "Company") completed its previously announced acquisition of Project Diamond Holdings Corporation ("Deltek"). The following unaudited pro forma combined statement of operations has been prepared to give effect to the acquisition by Roper of Deltek using the acquisition method of accounting with the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined statement of operations. The unaudited pro forma combined statement of operations for the year ended December 31, 2016 was prepared as if the acquisition described above had been completed as of January 1, 2016.

Because the acquisition Deltek is already reflected in the Company's historical consolidated balance sheet as of December 31, 2016 included in our Annual Report on Form 10-K for the year then ended, no pro forma combined balance sheet is required to be presented as part of our unaudited pro forma combined financial information.

The unaudited pro forma combined statement of operations for the year ended December 31, 2016 is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have actually been reported had the acquisition occurred on January 1, 2016, nor is it necessarily indicative of the future results of operations. The unaudited pro forma combined statement of operations includes adjustments to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of Deltek.

The accounting for the acquisition of Deltek is based upon certain valuations that are preliminary and are subject to change, specifically related to final intangible asset valuation and tax-related adjustments. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing the unaudited pro forma combined statement of operations. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma combined statement of operations and Roper's future results of operations and financial position
.
The unaudited pro forma combined statement of operations is based upon the respective historical consolidated financial statements of Roper and unaudited financial information of Deltek. Roper's financial data, should be read in conjunction with the historical consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Roper included in its Annual Report on Form 10-K for the year ended December 31, 2016. The historical unaudited consolidated statement of operations of Deltek has been extracted from the historical financial information of Deltek for the period from January 1, 2016 to December 27, 2016 and is derived from Deltek's unaudited interim financial statements for the period ended September 30, 2016  plus an unaudited interim period from  October 1, 2016 to December 27, 2016.

UNAUDITED PRO FORMA COMBINED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016
(In thousands, except per share data)

	Historical		Pro Forma
	Roper Year Ended December 31, 2016	Deltek Period From January 1 to December 27, 2016	Adjustments (Footnote 3)		Combined
Net sales	$3,789,925	$478,217	$-		$4,268,142
Cost of sales	1,457,515	162,371	1,306	(a)	1,621,192
Gross profit	$2,332,410	$315,846	$(1,306)		$2,646,950
Selling, general, and administrative expenses	1,277,847	312,952	(65,261)	(b)	1,525,538
Income from operations	$1,054,563	$2,894	$63,954		$1,121,411
Interest expense, net	111,559	85,250	(16,455)	(c)	180,354
Loss on debt extinguishment	871	-	-		871
Other (expense)/income, net	(1,481)	(1,714)	-		(3,195)
Earnings before income taxes	$940,652	$(84,070)	$80,409		$936,991
Income taxes / (benefit)	282,007	(30,868)	29,392	(d)	280,530
Net earnings/(loss)	$658,645	$(53,202)	$51,018		$656,461

Earnings per share:
Basic	$6.50				$6.48
Diluted	$6.43				$6.41
Weighted-average common shares outstanding:
Basic	101,291				101,291
Diluted	102,464				102,464

The accompanying notes are an integral part of the unaudited pro forma combined statement of operations.

NOTES TO UNAUDITED PRO FORMA COMBINED
STATEMENT OF OPERATIONS (In thousands)
FOR THE YEAR ENDED DECEMBER 31, 2016

1. BASIS OF PRO FORMA PRESENTATION

On December 27, 2016, Roper Technologies, Inc. (the "Company" or "Roper") completed its acquisition (the "Deltek Acquisition") of 100% of the outstanding shares of Project Diamond Holdings Corp. ("Deltek") for cash. The Deltek Acquisition was accounted for using the acquisition method of accounting in accordance with the accounting standard for business combinations.

On December 19, 2016, we completed a public offering of $500 million aggregate principle amount of 2.80% senior unsecured notes due December 15, 2021, issued at 99.843% of their principal amount, and $700 million aggregate principal amount of 3.80% senior unsecured notes due December 15, 2026, issued at 99.984% of their principal amount.  Net proceeds of $1.19 billion were used in the acquisition of Deltek along with additional borrowings made from Roper's existing unsecured credit facility.

The preparation of pro forma financial information is in accordance with Generally Accepted Accounting Principles ("GAAP") and pursuant to Regulation S-X Article 11.

The unaudited pro forma combined statement of operations for the year ended December 31, 2016 was prepared by combining the audited results of operations for the year ended December 31, 2016 for Roper and the unaudited results of operations for the period ended December 27, 2016 for Deltek, as if the Deltek Acquisition had been consummated on January 1, 2016.

For Deltek, results of operations for the last four calendar days of Fiscal 2016 (December 28 through December 31, 2016) are included in Roper's audited results of operations for the year ended December 31, 2016.

The pro forma financial statement of operations may not reflect all the adjustments necessary to conform the accounting policies of Deltek to those of Roper as the Company is still in the process of conforming the accounting policies of Deltek to those of Roper as of the date of this Current Report on 8-K/A.

2. PURCHASE PRICE—DELTEK

Deltek, whose operations are reported in Roper's RF Technology segment, is a global provider of enterprise software and information solutions for government contractors, professional service firms and other project-based businesses. The aggregate gross purchase price was $2,800,140 net of cash acquired.
The preliminary allocation of the purchase price resulted in $972,000 of identifiable intangible assets, and $2,234,549 of goodwill. The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the date of acquisition.

Accounts receivable	$94,506
Other current assets	37,558
Identifiable intangibles	972,000
Goodwill	2,234,549
Other assets	43,098
Total assets acquired	3,381,711
Deferred revenue	166,393
Other current liabilities	57,433
Long-term deferred tax liability	349,810
Other liabilities	7,935
Net assets acquired	$2,800,140

Of the $972,000 of acquired intangible assets, $145,000 was assigned to trade names that are not subject to amortization and $62,000 was assigned to in process research and development. The remaining $765,000 of acquired intangible assets have a weighted-average useful life of 12 years.  The intangible assets that make up that amount include customer relationships of $625,000 (13 year weighted-average useful life) and unpatented technology of $140,000 (6 year weighted-average useful life).

The majority of the goodwill is not expected to be deductible for tax purposes.

3. PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma combined statement of operations has been prepared as if the transaction described above was completed as of January 1, 2016 for statement of operations purposes. The unaudited pro forma combined statement of operations gives effect to the following pro forma adjustments:

(a)	The table below sets forth adjustments to cost of sales arising from the Deltek acquisition:

Incentive compensation expense (1)	$(4,045)
Amortization expense (2)	5,351
Adjustment to cost of sales	$1,306

(1)	Represents the removal of Deltek's non-recurring incentive compensation expense paid out in connection with the closing of the Deltek acquisition.

(2)
Represents increased amortization expense, calculated on a straight-line basis, from acquired developed technology intangibles of $140,000 with estimated useful lives ranging from 3 to 7 years, and the removal of Deltek's amortization expense presented in its historical unaudited financial results calculated as follows:

Amortization expense included in Deltek's historical unaudited financial results	$(18,088)
Estimated amortization expense of newly acquired intangible assets	23,439
Adjustment to amortization expense	$5,351

(b)	The table below sets forth the adjustments to selling, general, and administrative expenses arising from the acquisition:

Transaction fees (1)	$(22,698)
Amortization expense (2)	(21,893)
Other non-recurring fees and expenses (3)	(20,670)
Adjustment to selling, general and administrative expenses	$(65,261)

(1)	Represents the removal of transaction fees related to the Deltek acquisition.

(2)
Represents decreased amortization expense, calculated on a straight-line basis, from newly acquired customer relationship intangible assets of $625,000 with estimated useful lives ranging from 7 to 17 years, and the removal of Deltek's amortization expense presented in its historical unaudited financial results calculated as follows:

Amortization expense included in Deltek's historical unaudited financial results	$(72,898)
Estimated amortization expense of newly acquired intangible assets	51,005
Adjustment to amortization expense	$(21,893)

(3)	Represents the removal of Deltek's non-recurring management and director fees and incentive compensation expense paid out in connection with the closing of the Deltek acquisition.

(c)
The table below sets forth the adjustments to interest expense resulting from Roper's issuance of new debt, increased borrowings under Roper's credit facility, and removal of Deltek's interest expense in its historical unaudited financial results:

2.8% senior notes due 2021 (1)	$13,847
3.8% senior notes due 2026 (2)	26,309
Amortization of debt issuance costs on senior notes due 2021 and 2026 (3)	1,419
Increased borrowings from Roper's existing unsecured credit facility (4)	27,409
Interest expense included in Deltek's historical unaudited financial results (5)	(85,439)
Adjustment to interest expense	$(16,455)

(1)	Represents interest expense on $500,000 aggregate principal amount of 2.8% senior notes due 2021, which is calculated as follows:

Outstanding balance	$500,000
Fixed interest rate	2.8%
Annual interest expense	$14,000

Interest expense included in Roper's audited historical financial statements from December 28 to December 31, 2016	$(153)
Adjustment to interest expense	$13,847

(2)	Represents interest expense on $700,000 aggregate principal amount of 3.8% senior notes due 2026, which is calculated as follows:

Outstanding balance	$700,000
Fixed interest rate	3.8%
Annual interest expense	$26,600

Interest expense included in Roper's audited historical financial statements from December 28 to December 31, 2016	$(291)
Adjustment to interest expense	$26,309

(3)	Represents amortization of debt issuance costs incurred on the $500,000 and $700,000 aggregate principal amount of senior notes due 2021 and 2026, respectively, calculated as follows:

Debt issuance costs attributable to senior notes due 2021	$4,689
Debt term (years)	5
Annual debt issuance costs	$927

Debt issuance costs attributable to senior notes due 2026	$5,925
Debt term (years)	10
Annual debt issuance costs	$586

Amortization of debt issuance costs included in Roper's audited historical financial statements from December 28 to December 31, 2016	$(95)
Adjustment to interest expense	$1,419

(4)	Represents interest expense from borrowings made on Roper's senior unsecured credit facility to finance the Deltek acquisition, which is calculated as follows:

Increase in Roper's senior unsecured credit facility to fund the acquisition of Deltek	$1,600,000
Assumed interest rate on Roper's senior unsecured credit facility using the December 2016 weekly average of the 7 day LIBOR + 1.10%	1.73%
Calculated interest expense	$27,712

Interest expense included in Roper's audited historical financial statements from December 28 to December 31, 2016	$(303)
Adjustment to interest expense	$27,409
An increase or decrease of 12.5 basis points in interest rate would result in an interest expense increase or decrease of $2,000.

(5)	Represents the interest expense on Deltek's debt, paid off at the closing date, for the period ended December 27, 2016, included in Deltek's historical unaudited financial results.

(d)
The tax effect of pro forma adjustments has been calculated at the statutory rate in effect during the period for which the unaudited pro forma combined statement of operations is presented.  The statutory rate was applied to each pre-tax pro forma adjustment within the financial statement line items presented.